EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 25, 2007, with respect to the consolidated balance sheet of KT Corporation and subsidiaries as of December 31, 2006 and the related consolidated statements of earnings and retained earnings and cash flows for the years ended December 31, 2005 and 2006, expressed in Korean Won and which report, which is partially based on the report of other auditors, appears in the December 31, 2007 annual report on Form 20-F of KT Corporation, and is incorporated by reference in this amendment no. 1 to KT Corporation’s registration statement. Our report dated May 25, 2007 states that we were not engaged to audit, review, or apply any procedures to the adjustments and disclosures to retroactively apply the changes in accounting and reclassifications described in note 2 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is a part of this registration statement.

/s/    KPMG SAMJONG ACCOUNTING CORP.

KPMG Samjong Accounting Corp.

Seoul, Korea

February 17, 2009